January 27, 2026

Bluerock High Income Institutional Credit Fund
919 Third Avenue, Suite 4000
New York, NY 10022

Re:	Bluerock High Income Institutional Credit Fund (the “Fund”) File Nos. 333-262010 and 811-23772

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with the Bluerock High Income Institutional Credit Fund’s Registration Statement filed on Form N-2 May 27, 2022. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 6 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

Thompson Hine llp Attorneys at Law	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone: 614.469.3200 Fax: 614.469.3361